                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-45908


Prospectus Supplement
(To Prospectus Dated October 2, 2000)


                                  $600,000,000



                               GLOBAL MARINE INC.

              Zero Coupon Convertible Debentures Due June 23, 2020
                                      and
            Common Stock Issuable Upon Conversion of the Debentures

                         -----------------------------

     This document supplements the prospectus dated October 2, 2000, relating to the debentures and the shares of common stock issuable upon conversion of the debentures. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus dated October 2, 2000 and in all prior prospectus supplements to that prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol "GLM." The last reported sales price for our common stock on the New York Stock Exchange on October 1, 2001, was $13.48. The debentures trade on the PORTAL/SM/ market.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     The date of this Prospectus Supplement is October 2, 2001.

                              SELLING SECURITY HOLDERS

     We originally issued the debentures in a private placement. The debentures were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S, in each case in transactions exempt from registration under the Securities Act. The debentures and the underlying common stock that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time pursuant to the prospectus, as supplemented.

     The table below has been prepared based solely upon the information furnished to us by the selling securityholders named therein. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly.

     The selling securityholders listed below may offer and sell, transfer or otherwise dispose, from time to time, some or all of their debentures. No offer or sale, transfer or other disposition under this prospectus may be made by a holder of the debentures unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its debentures in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same restricted debentures may be included in the table below as being held by more than one holder, and the total amount of the debentures listed in the column titled "Principal Amount at Maturity of Debentures Beneficially Owned That May be Sold" may represent an amount of debentures in excess of the $600,000,000 we issued. However, the total principal amount at maturity of debentures that may be sold hereunder will not exceed the $600,000,000 we issued. Further, we cannot give an estimate as to the amount of the debentures or underlying common stock that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures or underlying common stock pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution" in the prospectus.

                                                  PRINCIPAL AMOUNT
                                                   AT MATURITY OF       PERCENTAGE        NUMBER OF
                                                     DEBENTURES             OF              SHARES         PERCENTAGE OF
                                                 BENEFICIALLY OWNED     DEBENTURES     OF COMMON STOCK     COMMON STOCK
                     NAME                         THAT MAY BE SOLD     OUTSTANDING     THAT MAY BE SOLD   OUTSTANDING(1)(2)
                    -----                        -------------------   -----------     ----------------   -----------------
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P................................            2,000,000            *                24,436          *
Argent Convertible Arbitrage Fund Ltd..........         $ 10,000,000           1.67%            122,182          *
Aristeia International, Ltd....................            9,760,000           1.63%            119,249          *
Aristeia Trading, L.P..........................            6,240,000           1.04%             76,241          *
Bank Austria Cayman Island, Ltd................            6,400,000           1.07%             78,196          *
Bear, Stearns & Co. Inc........................           16,375,000           2.73%            200,073          *
Black Diamond Offshore, Ltd....................            2,158,000            *                26,366          *
Chrysler Corporation Master Retirement Trust...            1,500,000            *                18,327          *
Clinton Riverside Convertible Portfolio
  Limited......................................            5,000,000            *                61,091          *
Credit Suisse First Boston Corporation.........           17,596,000           2.93%            214,991          *
Deephaven Domestic Convertible Trading Ltd.....           20,000,000           3.33%            244,364          *
Delta Airlines Master Trust (c/o Oaktree
  Capital Management LLC)......................              535,000            *                 6,536          *
Deutsche Banc Alex Brown Inc...................           31,428,000           5.24%            383,993          *
Deutsche Bank Securities Inc...................            4,772,000            *                58,305          *
Double Black Diamond Offshore,  LDC............            7,453,000           1.24%             91,062          *
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund(3)......            5,000,000            *                61,091          *
Gaia Offshore Master Fund Ltd..................           10,000,000           1.67%            122,182          *
General Motors Welfare Benefit Trust
  (ST- Veba)...................................            5,000,000            *                61,091          *
Global Bermuda Limited Partnership.............            3,500,000            *                42,763          *
Goldman, Sachs and Company.....................            9,750,000           1.63%            119,127          *
Granville Capital Corporation (4)..............           18,000,000           3.00%            219,927          *
Highbridge International LLC...................           69,500,000          11.58%            849,164          *
J.P. Morgan Securities, Inc....................           11,500,000           1.92%            140,509          *
KBC Caymans....................................           10,000,000           1.67%            122,182          *
KBC Financial Products USA.....................           28,000,000           4.67%            342,109          *

                                                  PRINCIPAL AMOUNT
                                                   AT MATURITY OF       PERCENTAGE        NUMBER OF
                                                     DEBENTURES             OF              SHARES         PERCENTAGE OF
                                                 BENEFICIALLY OWNED     DEBENTURES     OF COMMON STOCK     COMMON STOCK
                     NAME                         THAT MAY BE SOLD     OUTSTANDING     THAT MAY BE SOLD   OUTSTANDING(1)
                    -----                        -------------------   -----------     ----------------   --------------
Kentfield Trading Ltd..........................           13,300,000           2.22%            162,502          *
Lakeshore International Ltd....................            8,500,000           1.42%            103,854          *
Lutheran Brotherhood...........................            3,500,000            *                42,763          *
Lydian Overseas Partners Master Fund...........           41,000,000           6.83%            500,946          *
Mainstay Convertible Fund......................            5,000,000            *                61,091          *
McMahan Securities Co. L.P.....................            1,500,000            *                18,237          *
Merrill Lynch International Limited(5).........            5,000,000            *                61,091          *
Merrill Lynch, Pierce, Fenner &
  Smith, Inc.(6)...............................            1,514,000            *                18,498          *
Motion Picture Industry Health Plan-
  Active Member Trust..........................              175,000            *                 2,138          *
Motion Picture Industry Health Plan-Retiree
   Member Trust................................               85,000            *                 1,038          *
Museum of Fine Arts, Boston....................              137,000            *                 1,673          *
Nomura International PLC.......................           10,000,000           1.67%            122,182          *
OCM Convertible Trust..........................              625,000            *                 7,636          *
Onyx Fund Holdings, LDC........................           30,000,000           5.00%            366,546          *
OZ Master Fund, Ltd............................           31,500,000           5.25%            384,873          *
Parker-Hannifin Corporation....................              236,000            *                 2,883          *
Partner Reinsurance Company Ltd................              300,000            *                 3,665          *
Peoples Benefit Life Insurance Company
  (Teamsters Separate Account).................           10,000,000           1.67%            122,182          *
Peoples Benefit Life Insurance Company.........           10,000,000           1.67%            122,182          *
ProMutual......................................              504,000            *                 6,157          *
Putnam Convertible Income-Growth Trust(7)......            6,400,000           1.07%             78,196          *
Putnam Convertible Opportunities and Income
  Trust........................................              345,000            *                 4,215          *
Putnam Asset Allocation Funds-Balanced
  Portfolio(8).................................            1,008,000            *                12,315          *
Putnam Asset Allocation Funds-Conservative
  Portfolio....................................              630,000            *                 7,697          *
Ramius Capital Group Holdings, Ltd.............            1,600,000            *                19,549
Royal Bank of Canada...........................            5,000,000            *                61,091          *
Salomon Smith Barney Inc.......................           10,000,000           1.67%            122,182          *
Spear, Leeds & Kellogg.........................            4,000,000            *                48,872          *
State Employees Retirement Fund of
  the State of Delaware........................              760,000            *                 9,285          *
State of Connecticut Combined Investment
  Fund.........................................            1,680,000            *                20,526          *
UBS O'Connor LLC...............................           78,500,000          13.08%            959,128          *
University of Rochester........................              129,000            *                 1,576          *
Vanguard Convertible Securities Fund, Inc......            1,840,000            *                22,481          *
White River Securities L.L.C...................           16,375,000           2.73%            200,073          *
Worldwide Transactions, Ltd....................              389,000            *                 4,752          *

______________

      *  Less than 1%.
     (1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 176,600,327 shares of common stock outstanding as of July 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.
     (2) The number of shares of common stock shown assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 12.2182 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.
     (3) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
         Section 203 of the Investment Advisors Act of 1940, as amended, and provides investment advisory searches to this Fidelity entity, and to other registered companies and to certain other funds which are generally offered to a limited group of investors. The holdings are as of May 31, 2001.
     (4) As reflected in Schedule 13G filed with the SEC on March 6, 1998 by Soros Fund Management LLC, as amended, during the past three years, Stanley F. Drunkenmiller, previously Lead Portfolio Manager of Soros Fund Management, may have been deemed the beneficial owner of 5.24% of our outstanding common stock. Soros Fund Management is the principal investment manager to Quantum Partners LDC (for whose account shares of our common stock have also been held), an affiliate of Granville Capital Corporation. This disclosure is qualified in its entirety by reference to the Schedule 13G filed March 6, 1998, and all other Exchange Act filings of Soros Fund Management.
     (5) Merrill Lynch International Limited may or may not have, from time to time, acted in a financial investment advisory capacity to Global Marine Inc.
     (6) Merrill Lynch, Pierce, Fenner & Smith, Inc. may or may not have, from time to time, acted in a financial investment advisory capacity to Global Marine Inc.
     (7) As of February 22, 2001, Putnam Convertible Income-Growth Trust was the beneficial owner of an additional 132,800 shares of Global Marine common stock.
     (8) As of February 22, 2001, Putnam Asset Allocation Funds-Balanced Portfolio was the beneficial owner of an additional 2,100 shares of Global Marine common stock.

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